Exhibit 23.4
Consent of KPMG LLP, Independent Registered Public Accounting Firm,
for The Pepsi Bottling Group, Inc.
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
The Pepsi Bottling Group, Inc.:
We consent to the use of our report dated February 25, 2005, with respect to the consolidated balance sheet of The Pepsi Bottling Group, Inc. as of December 25, 2004, and the related consolidated statements of operations, cash flows, and changes in shareholders’ equity for each of the fiscal years in the two-year period ended December 25, 2004, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
/s/ KPMG LLP
New York, New York
March 27, 2006